Exhibit 10.5

SKYLINE NATIONAL BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the "Plan")   is   adopted   as of this 22nd day of November, 2017 with an effective date of October 1, 2017   (the   "Effective   Date") by Skyline National Bank, a federally chartered national bank (the "Employer" or the "Bank") for the benefit of Blake Edwards (the "Executive").

WHEREAS, the purpose of the Plan is to provide certain supplemental nonqualified pension benefits to certain executives who have contributed substantially to the success of the Employer and the Employer desires to incentivize the executives to continue in its employ;

WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, and his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Bank's employment during his lifetime or until the age of retirement; and

WHEREAS, this Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Sections 201(2), 301(a)(3), and 401(a)(1). This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof.

ARTICLE 1 DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified:

1.1. "Account Balance" means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles ("GAAP") on behalf of the Executive.

1.2 "Annuity Contract" means the following annuity contract(s) purchased and solely owned by the Bank:  Flexible Premium Indexed Deferred Annuity Contracts issued by National Western Life Insurance Company, contract #0101372453, and Life Insurance Company of the Southwest, contract #1091325X, and any such other annuity contracts or other asset as the Bank may purchase from time to time as a Replacement Annuity under this Plan.

1.3 "Beneficiary" means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Executive to receive death benefits pursuant to this Plan in the event of his death.

1.4 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5 "BHC" means Parkway Acquisition Corp., a Virginia corporation.

1.6 "Board" means the Board of Directors of the Bank.

1.7 A "Change in Control" shall be deemed to have taken place if any of the following takes place with respect to the Bank or the BHC:

(a) any person or entity, including a "group" as defined in Section 13(d)(3) of the  Securities  Exchange  Act  of  1934,  a  wholly-owned subsidiary thereof, or any employee benefit plan of the Employer or the BHC or any of its subsidiaries becomes the beneficial owner of Employer or BHC securities having fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Employer or BHC that may be cast for the election of directors of the Employer or the BHC (other than as a result of the issuance of securities initiated by the Employer or the BHC in the ordinary course of business); or

(b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all Employer's or the BHC's securities entitled to vote generally in the election of directors of the Employer or the BHC immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Employer or the BHC or any of their respective successor corporations or entities entitled to vote generally in the election of the directors of Employer or the BHC or such other corporation or entity after such transactions; or

(c) such other change of ownership or control event as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

(d) An event described in items (a) through (c) above shall constitute a Change in Control only if the event constitutes a change in control event as defined in Treasury Regulations §1.409A-3(i)(5) or any subsequent, applicable Treasury Regulation.

1.8 "Normal Retirement Age" means age sixty-five (65).

1.9 "Replacement Annuity" means an annuity policy that is comparable to the Annuity Contract, or an asset of comparable value, in either case with a lifetime withdrawal feature and benefit value comparable to the lifetime withdrawal feature and benefit value of the Annuity Contract as in effect immediately prior to a transfer or surrender of the Annuity Contract.

1.10 "Rider" means the income rider attached to the Annuity Contract, if any, as an endorsement or other product feature that operates as an income rider with respect to an Annuity Contract, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

1.11 "Separation from Service" means separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulation §1.409A-1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

ARTICLE 2
DEFERRED COMPENSATION AND VALUATION OF ACCOUNT

2.1 Annuity Contract and Other Investments. For purposes of satisfying its obligations to provide benefits under this Plan, the Bank has initially invested in the Annuity Contract and may invest in other investments. However, nothing in this Section shall require the Bank to invest in any particular form of investment.

2.2 Ownership of the Annuity Contract. The Bank is the sole owner of the Annuity Contract, and other such investments, and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the death proceeds of the Annuity Contract. The Bank shall at all times be entitled to the Annuity Contract's cash surrender value, as that term, or a functionally similar term, is defined in the Annuity Contract.

2.3 Right to Annuity Contract. Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating this Plan, provided the Bank replaces the Annuity Contract with a Replacement Annuity at the time or sale or surrender. Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank's creditors

2.4 Rabbi Trust. Employer may establish a "rabbi trust" to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan. The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his Beneficiary shall have no beneficial ownership interest in any assets held in the trust.

ARTICLE 3
RETIREMENT AND OTHER BENEFITS

3.1 Retirement Benefit. Upon the Executive's Separation from Service for any reason other than death or Cause (defined below), the Executive will be entitled to benefit payments under this Agreement.  The amount of the benefit will be the vested portion, according to the Vesting Schedule below, of the amount that is payable at Normal Retirement Age from the Annuity Contract designated under this Plan to benefit the Executive through the Rider (the "Retirement Benefit"), whether designated as a single life payment or joint and survivor payment as elected by the Executive, which Annuity Contract shall not be changed in a manner which would adversely affect the interests of the Executive without written approval from the Executive. The Retirement Benefit will commence on the first (1st) day of the month following the date of the later of (a) Executive's Separation from Service; or (b) Executive attaining the Normal Retirement Age, payable monthly and continuing for his or her lifetime.  This shall be the Executive's benefit in lieu of any other benefit under this Plan.

The following vesting schedule begins as of the Effective Date of the plan:

Vesting Schedule
End of Year	Vested Percentage
1	14.29%
2	28.57%
3	42.86%
4	57.14%
5	71.43%
6	85.71%
7	100.00%

3.2 Preretirement Death Benefit. Upon death of the Executive while in service to the Employer, the Employer shall pay to the Executive's Beneficiary the Retirement Benefit as if the Executive had survived to Normal Retirement Age, payable in one hundred eighty (180) equal monthly payments commencing no later than sixty (60) days from the date of death.

3.3 Postretirement Death Benefit.

(a) If a single life benefit payment was elected by the Executive, upon death of the Executive after benefit payments have commenced under the Plan, but before receiving a total of one hundred eighty (180) payments, the Employer shall continue to pay to the Executive's Beneficiary the Retirement Benefit until one hundred eighty (180) payments have been made. If the Executive dies after receiving one hundred eighty (180) or more payments of benefit payments, this Agreement will terminate and no additional payments will be made to the Executive's Beneficiary under the Plan.

(b) If a joint and survivor benefit payment was elected by the Executive, upon death of the Executive after benefit payments have commenced under the Plan, the benefit payments due to his or her survivor will continue until the death of such survivor and no other death benefit will be payable under this Agreement.

3.4 Change in Control Benefit. Upon a Change in Control, the Executive will fully vest in the Retirement Benefit as provided for in paragraph 3.1 with such benefit payable as provided as if Executive Separated from Service at his Normal Retirement Age with payments commencing upon reaching such Normal Retirement Age.  The Retirement Benefit will commence on the first (1st) day of the month following the date the Executive attains age sixty five (65), payable monthly and continuing for his or her lifetime.  The Employer will establish a "rabbi trust," if one has not already been established, for the purposes of this Plan, to which assets will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The amount of the contribution to the "rabbi trust" will be the amount sufficient to satisfy the obligation of the Employer under paragraph 3.1.

3.5 Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments, the special rules contained in this Section 3.7 shall apply. If the stock of the Employer is publicly traded at the time of the Executive's Separation  from Service in order for this Plan to comply with Section 409A of the Code: (i) to the extent the Executive is a "specified employee" (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code  and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive's Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive's Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.

3.6 Termination for Cause. Notwithstanding anything to the contrary contained herein, in the event of the Executive's termination for Cause, this Plan shall terminate and no benefits shall be payable under the Plan.  For this purpose, "Cause" shall be determined in accordance with the definition of "Cause" and the process for determining such Cause in the Employment Agreement by and between the Bank and the Executive dated November 22, 2017.

3.6 Termination for Cause. Notwithstanding anything to the contrary contained herein, in the event of the Executive's termination for Cause, this Plan shall terminate and no benefits shall be payable under the Plan.  For this purpose, "Cause" shall be determined in accordance with the definition of "Cause" and the process for determining such Cause in the Employment Agreement by and between the Bank and the Executive dated November 22, 2017.

ARTICLE 4
BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall have the right to designate, at any time, a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2 Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive's death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive's estate.
4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1. Limits on Payments. It is the intention of  the  parties  that  none  of  the  payments to which the Executive is entitled under this Plan will constitute a "golden parachute payment" within the meaning of 12 USC Section 1828(k) or implementing regulations of the FDIC, the payment of which is prohibited (collectively, "Section 1828(k)"). Notwithstanding any other provision of this Plan to the contrary, any payments due to be made by Employer for the benefit of the Executive pursuant to this Plan, or otherwise, are subject to and conditioned on compliance with Section 1828(k) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer's primary federal banking regulator and/or the FDIC.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a "golden parachute payment" within the meaning of Section 1828(k) or implementing regulations of the FDIC should Employer or its successors later obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or Beneficiary (a "claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a) Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b) Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c) Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i) The specific reasons for the denial,

(ii) A reference to the specific provisions of the Plan on which the denial is based,

(iii) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

(v) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

(a) Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

(b) Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

(c) Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e) Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i) The specific reasons for the denial,

(ii) A reference to the specific provisions of the Plan on which the denial is based,

(iii) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

(iv) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

ARTICLE 7
MISCELLANEOUS

7.1 Amendments and Termination. Subject to paragraph 7.12 of this Plan, this Agreement may be amended or terminated solely by a written agreement signed by the Bank and by the Executive.

7.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Employer, nor does it interfere with the Employer's right to discharge the Executive. It also does not require any Executive to remain an employee nor interfere with any Executive's right to terminate employment at any time.

7.3 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4 Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws of such Commonwealth.

7.6 Unfunded Arrangement. The Executive and his Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Plan shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.7. Benefit Provision.  Notwithstanding the provisions of this Plan in the payment of the benefits under Article 3, any benefits payable under this Plan are contingent solely upon the amount that is provided by the Annuity Contract(s), including a Replacement Annuity, as identified in the Plan.

7.8 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.9 Headings. The headings of articles herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.10 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board, at 101 Jacksonville Circle Floyd, VA 24091.

7.11 Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the non-prevailing party, in addition to all other remedies the court may award, shall also pay the prevailing party's costs and reasonable attorney's fees incurred in such an action.

7.12 Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly.

ARTICLE 8
ADMINISTRATION OF AGREEMENT

8.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan.

8.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

8.4 Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

This Supplemental Executive Retirement Plan Agreement is hereby adopted as of the date written above.

SKYLINE NATIONAL BANK

By:	/s/ Thomas M. Jackson, Jr.
Name:	Thomas M. Jackson, Jr.
Title:	Chairman

/s/ Blake M. Edwards
Blake M. Edwards